UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2009

AAC Group Holding Corp.
American Achievement Corporation
(Exact name of registrants as specified in their charters)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

7211 Circle S Road
Austin, Texas 78745
(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01	Regulation FD Disclosure

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 7.01	Regulation FD Disclosure

The following information is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended.

Tender Offer

On June 4, 2009, American Achievement Group Holding Corp. (“Parent Holdings”), the ultimate parent company of the registrants, announced the commencement of a cash tender offer to purchase any and all of its outstanding 12.75% Senior PIK Notes due 2012 (the “Notes”).  The tender offer will expire at 11:59 p.m., New York City time, on July 2, 2009, unless extended or earlier terminated (the “Offer Expiration Date”).  Subject to the terms of the tender offer, holders of Notes who validly tender, and do not withdraw, their Notes, on or prior to the Offer Expiration Date will receive $210.11 per $1,000 per principal amount of the Notes (the “Offer Consideration”).  Subject to the terms of the tender offer, holders who desire to receive an early tender premium in the amount of $20.00 per $1,000 per principal amount of the Notes in addition to the Offer Consideration must validly tender, and not withdraw, their Notes, on or prior to 5:00 p.m., New York City time, on June 18, 2009, unless extended or earlier terminated.  No additional amounts will be payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.

Parent Holdings intends to fund payment for the Notes that are purchased in the tender offer with a combination of one or more of (i) cash borrowed by American Achievement Corporation under its revolving line of credit and distributed to Parent Holdings, (ii) proceeds of the sale of new preferred stock (the “New Preferred”) by a newly formed subsidiary American Achievement Intermediate Holding Corp. (“Newco”) and (iii) cash on hand.  Newco is a wholly owned subsidiary of Parent Holdings and the new parent company of AAC Group Holding Corp.  Any New Preferred issued by Newco will be structurally senior to any remaining Notes.

A copy of the press release announcing the tender offer is attached hereto as Exhibit 99.1.

New Preferred Financing

On June 4, 2009, the registrants announced that Parent Holdings and Newco had entered into a Securities Purchase Agreement (the “Purchase Agreement”) with one or more purchasers with respect to the issuance of shares of New Preferred and warrants to purchase Parent Holdings’ common stock.  Certain investors have already deposited proceeds for the issuance of New Preferred into escrow and may deposit additional proceeds in the future.  It is expected that Newco will issue up to $11.8 million in New Preferred in connection with the consummation of the tender offer, and may issue additional shares of New Preferred in the future.

The New Preferred will accrue dividends on the principal amount invested at the rate of 25% per annum that will compound annually.  The New Preferred will be redeemable at any time at the option of Newco and in certain circumstances, including certain change of control transactions, certain assets sales, a specified decrease in the registrant’s financial performance, and following certain events of defaults, at the option of the holders of New Preferred at prices ranging from 125% of the principal amount plus accrued and unpaid dividends and decreasing each year after issuance to 100% of the principal amount three years following the issuance.  The Purchase Agreement pursuant to which the New Preferred will be issued also contains restrictions on the ability of Newco and its subsidiaries, including the registrants, to incur additional debt or issue preferred stock; pay dividends or distributions on its capital stock, or redeem or repurchase its capital stock or subordinated debt; make certain investments; enter into sale and leaseback transactions; engage in transactions with affiliates; create liens on assets to secure debt; transfer or sell assets; guarantee debt; restrict dividend or other payments to the issuer; in the case of the issuer, consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in unrelated businesses.

In addition, so long as the New Preferred is outstanding, the holders of New Preferred will be entitled to designate one member of the Parent Holdings board of directors.  Charles M. LaFollette, one of the existing members of the registrants’ boards of directors, and an affiliate of one of the purchasers of New Preferred, is expected to be designated as such member upon issuance of the New Preferred.

In connection with their investment in the New Preferred, the holders of New Preferred will also purchase warrants to purchase Parent Holdings’ common stock.  If after fifth anniversary of the issuance of the New Preferred and related warrants, any such securities remain outstanding, the holders of such securities will have the right to cause Parent Holdings to pursue a realization event for its stockholders, including a change of control transaction, initial public offering or other liquidity event.  In certain circumstances, if an acceptable realization event has not been consummated, the Parent Holdings’ stockholders have agreed to allow the holders of such securities to designate a majority of the members of the Parent Holdings board of directors in order to facilitate the occurrence of such a realization event.

Item 9.01	Financial Statements and Exhibits

(d)              Exhibits

99.1                            Press Release dated June 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC Group Holding Corp. American Achievement Corporation

Date: June 4, 2009	By:	/s/ DONALD J. PERCENTI
Donald J. Percenti
Chief Executive Officer